Exhibit 99.2

News

FOR IMMEDIATE RELEASE

Contact:
Frances G. Laserson
Vice President
Corporate Communications
+1-212-553-7758
fran.laserson@moodys.com
------------------------

Michael D. Courtian
Vice President
Investor Relations and Corporate Finance
+1-212-553-7194
michael.courtian@moodys.com
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               Moody's Corporation Names Raymond W. McDaniel, Jr.
                      Chairman and Chief Executive Officer

New York, April 26, 2005 -- The board of directors of Moody's Corporation (MCO) elected Raymond W. McDaniel, Jr. as Chairman and Chief Executive Officer of Moody's Corporation at a meeting today. Mr. McDaniel, age 47, succeeds John Rutherfurd, Jr., age 65, who, as planned, retired as Chairman and Chief Executive Officer of Moody's Corporation following the company's annual shareholders' meeting held earlier today.

"Ray McDaniel has a proven record of accomplishment over many years at Moody's," said Henry A. McKinnell, Jr., Ph.D., Chairman, Governance and Compensation Committee of the Moody's Corporation Board of Directors. "His success in growing the core ratings and research business, international expansion, new product introductions, improving professional practices and helping to lead the company to record levels of financial performance, make him an ideal successor."

"On behalf of employees and shareholders, I want to thank John Rutherfurd for his ten years of service at Moody's, and for the exceptional financial and professional performance of the company under his leadership," said Mr. McDaniel. "I look forward to continuing to build on the culture of success that John has instilled in the company, and to extending Moody's efforts to contribute to market efficiency and investor protection in capital markets around the world."

Mr. McDaniel has served as the company's President since October 2004 and the company's Chief Operating Officer since January 2004. He also has served as President of Moody's Investors Service since November 2001. Prior to that, Mr. McDaniel served as Senior Managing Director, Global Ratings and Research, of Moody's Investors Service from November 2000 to November 2001, and as Managing Director, International, from 1996 to November 2000.

Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 18 countries. Further information is available at www.moodys.com.


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